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Exhibit 99.21


For Immediate Release

   Eurotech, Ltd. Announces New Subsidiary With Markland Technologies, Inc. To
                     Focus on Homeland Security Marketplace

         FAIRFAX, Va.--(BUSINESS WIRE) December 9, 2002 - Eurotech, Ltd. (AMEX:EUO) and Markland Technologies, Inc. (NASDAQ:BB:MKLD.BB) announced today that they have executed a definitive agreement to consummate a transaction pursuant to which Eurotech will exchange all of its rights to the Acoustic CoreTM technology relating to illicit materials detection and rights related to certain cryptology technology held by Eurotech's subsidiary, Crypto.com, Inc., for approximately 80% of the outstanding common shares in Markland.

         The objective of this transaction is to better focus financial capital, intellectual property and human resources to the emerging growth opportunities presently found in the Homeland Security marketplace through the creation of a publicly traded subsidiary of Eurotech. The transaction is expected to close by December 15, 2002.

         As a result of this transaction, Markland expects to maximize the potential for these technologies through its new incoming management team.

         Del Kintner, the new incoming CEO of Markland stated, "The Acoustic CoreTM illicit material detection and Crypto.com technologies give us a very powerful blend of assets which we expect will generate substantial operating revenues. With Eurotech's help, we believe we are extremely well positioned to pursue government contracts with significant revenue generating potential and expect to quickly ramp up our gross revenue base through a blend of organic growth and corporate asset acquisitions."

         Eurotech recently announced that it signed a Cooperative Research and Development Agreement ("CRADA") with the United States Air Force relating to the its illicit material detection technology. The objective of the CRADA is to jointly develop a system that will demonstrate the effectiveness of the Acoustic CoreTM technology to non-intrusively detect explosive materials in cargo and/or vehicles.

         Eurotech also announced that its preferred stockholder, Woodward LLC, has agreed to retire approximately $5.7 million of Eurotech's Series B 5% cumulative convertible preferred stock (the "Series B Preferred") held by Woodward in exchange for a security interest in the shares of Markland being acquired by Eurotech and 50% of the proceeds generated from future sales by Eurotech of these same shares (the "Security Arrangement"). It is the sole discretion of Eurotech on how and when these securities will be sold, if at all, subject to applicable laws. Such proceeds, when received by Eurotech, will be directed by Eurotech to automatically redeem the balance of the shares of Series B Preferred owned by Woodward, in lieu of the previously agreed upon redemption schedule for the Series B Preferred. If redemption's under the Security Arrangement occur later than as would be mandated by the previously agreed upon schedule, the previously agreed upon schedule shall prevail.

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         Eurotech CEO Don Hahnfeldt stated, "After review of opportunities presented to us for positioning our Security and Safeguards technologies into the market place, we decided that this was the best way to create significant additional value for our shareholders and deliver the best return for our corporate assets. In addition the Woodward exchange strengthens our balance sheet and creates more value for our shareholders."

         Markland Technologies announced that management is proposing to its Board of Directors that it authorize a 1 for 20 reverse stock split that would leave the company with approximately 15 million shares outstanding with Eurotech owning about 12 million shares of Markland.

         Details of these transactions are or will be available in Eurotech's and Markland's filings with the Securities and Exchange Commission.

         About Eurotech, Ltd.

         Eurotech is a corporate asset manager seeking to acquire, integrate and optimize a diversified portfolio of manufacturing and service companies in various markets. Our mission is to build value in our emerging technologies and in the companies we acquire and own, providing each with the resources it needs to realize its strategic business potential.

         Eurotech's emerging technology business segment develops and markets chemical and electronic technologies designed for use in Homeland and Environmental Security. Following the exchange with Markland, the Homeland Security segment of the business shall be conducted through Markland.

         Eurotech's portfolio of technologically advanced products includes: (i) proprietary materials created to specifically solve the serious problems of how nuclear and other hazardous wastes are cost effectively contained; (ii) advanced performance materials for use in industrial products such as coatings and paints; (iii) automatic detection of explosives and illicit materials though its Markland Technologies subsidiary, and; (iv) cryptographic systems for secure communications, all of which can be used in Homeland and Environmental Security.

         About Markland Technologies, Inc.

         Prior to the transfer of the Acoustic CoreTM illicit materials detection and Crypto.com technologies, Markland had no operating businesses. Its common stock is publicly traded on the NASDAQ Bulletin Board. Information regarding Markland can be found in its filings with the Securities and Exchange Commission.

        "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

         Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of officials of Eurotech, Ltd. and Markland Technologies, Inc. (the "Companies") during presentations about the Companies are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").

         Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions.


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         In addition, any statements concerning future financial performance
(including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management of the Companies, are also forward-looking statements as defined by the Act.

         Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: insufficient cash flow to continue to fund the development and marketing of the Companies' products and technology; a rejection of the Companies' products and technologies by the marketplace; and disputes as to the Companies' intellectual property rights. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Companies, their respective technologies, economic and market factors and the industries in which the Companies conduct business, among other things.

         These statements are not guarantees of future performance of the Companies and the Companies have no specific intention to update these statements. More detailed information about those factors is contained in the Companies' filings with the Securities and Exchange Commission.

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         CONTACT:
         Eurotech, Ltd.
         Dawn Van Zant, ECON Investor Relations, Inc.,
         800/665-0411
         dvanzant@investorideas.com